EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
OSI Pharmaceuticals, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of OSI Pharmaceuticals, Inc. and subsidiaries of our reports dated February 28, 2007, relating to (i) the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2006, for the three months ended December 31, 2004, and for the fiscal year ended September 30, 2004, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of OSI Pharmaceuticals, Inc.
As discussed in Note 1(j) and 11 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Shared-Based Payment”.
As discussed in Note 16 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.
/s/ KPMG LLP
Melville, New York
December 19, 2007